Exhibit 99.1

SEATTLE BUSINESS LEADER JOHN M. FLUKE, JR.

JOINS TULLY’S BOARD OF DIRECTORS

SEATTLE (March 31, 2005) - Tully’s Coffee Corporation (“Tully’s”) is pleased to announce the appointment of John M. Fluke, Jr., chairman of the board of Fluke Capital Management, L.P. to its board of directors. Fluke will replace current director, George Hubman, who is retiring from the board.

“John’s leadership experience in the local, national and international business community adds a new dimension to our board of directors,” said Tom T. O’Keefe, Tully’s founder and chairman of the board of directors. “Also, his board work with small and large corporations, both public and private, will offer exceptional insight as Tully’s continues to grow. We are very excited and lucky to have John onboard.”

“I also want to thank George Hubman for his unwavering support during his many years as a Tully’s board member. We truly would not be where we are today without George,” said O’Keefe.

Fluke founded Fluke Capital Management, his family’s venture capital company, in 1976. Previously, he served as CEO and Chairman of the John Fluke Manufacturing Co. and director, until the company was acquired by the Danaher Corporation in 1998.

He has extensive board of director experience, serving on boards such as PACCAR Inc., Cell Therapeutics, Primus International, and American Seafoods Group, as well as a past chairman of the Greater Seattle Chamber of Commerce and a member of the Washington State China Relations Council. In addition to his business endeavors, Fluke is an active benefactor to the community. He chaired the University of Washington’s College of Engineering Campaign, raising $35 million over a three-year period, which served as a proto-type for the University’s campus-wide Centennial Campaign. He is also a trustee-emeritus of the University of Puget Sound and past trustee of the St. Thomas School of Medina, Wash.; past president of PONCHO, Seattle’s largest fund-raising auction for the arts; past president of the Boy Scouts of America, and former member of the boards of the Seattle Symphony, 5th Avenue Theater Association and the Nature Conservancy.

Fluke holds an undergraduate degree in electrical engineering from the University of Washington and a master’s degree in electrical engineering from Stanford University.

Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s retail division operates specialty retail stores in Washington, Oregon, California, Arizona and Idaho. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s specialty division supports Tully’s licensees in the United States and Asia. Currently, more than 350 Tully’s retail locations serve Tully’s premium coffees, along with other complementary products around the world. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

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